Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 31, 2001

Dear Sir/Madam:

We have ready item 4(a) included in the Form 8-K dated May 24, 2001 of NEXIQ Technologies, Inc. to be filed with Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

Copy to:
Mr. John W. Powers, NEXIQ Technologies, Inc.